Exhibit 99.1

VITAMIN SHOPPE, INC.
300 Harmon Meadow Blvd Secaucus, NJ 07094 (201) 868-5959 www.vitaminshoppe.com	NEWS RELEASE

Vitamin Shoppe, Inc. Announces Second Quarter 2016 Results

Second Quarter 2016 Highlights:

- Total revenue up 3.2%

- Total comparable sales increased 1.6%

- E-commerce sales increased 9.4%

- GAAP fully diluted earnings per share of $0.44, and adjusted fully diluted earnings per share of $0.55

SECAUCUS, N.J., August 3, 2016 -- Vitamin Shoppe, Inc. (NYSE: VSI), a multi-channel, specialty retailer and manufacturer of nutritional products, today announced preliminary results for the three months ended June 25, 2016. Total net sales in the second quarter were $332.7 million, 3.2% higher than the same period of the prior year. Reported fully-diluted earnings per share in second quarter 2016 were $0.44, compared with $0.48 in second quarter 2015. Results in second quarter 2016 include approximately $3.4 million (pre-tax), or $0.12 per diluted share, of costs related to certain strategic initiatives. Excluding these items in both periods, adjusted EPS was $0.55 and $0.57, in second quarter 2016 and second quarter 2015, respectively. (The items affecting comparability of results are detailed and reconciled in Table 4 at the end of this press release.)
Commenting on the quarter’s results, Colin Watts, Chief Executive Officer of the Vitamin Shoppe stated, “The external environment was more promotional and volatile than we had anticipated and we responded by increasing our promotional activity. As a result, our performance for the quarter was mixed, with improved comps offset by lower margins. The positive comps in the quarter reflect the benefits of some of our new initiatives as well as stepped up promotional activity. In addition, our manufacturing business is performing below expectations with lower sales and margins, which also contributed to our overall weaker performance in the quarter.”
“On the positive side, we continue to make progress with implementing our reinvention plan and are seeing solid results with our new loyalty program and focus on private brands. Given the current operating environment with variability from day to day, we have put in place a dedicated effort behind more aggressive cost controls and margin realization. Our goal will be to achieve the appropriate balance between revenue growth and profitability,” concluded Mr. Watts.
Second Quarter 2016 Results
Total sales of $332.7 million in the quarter increased 3.2% over the same period of the prior year primarily due to an increase in retail and direct sales offset by lower manufacturing revenue. Total comparable sales were 1.6% in the quarter reflecting a 0.8% increase in retail store comparable sales and a 9.4% increase in ecommerce sales. Manufacturing third party sales decreased 15.5% from the same period of the prior year. The Company opened nine stores in the quarter and closed four.
Cost of goods sold, which includes product, distribution, manufacturing and store occupancy costs, increased $10.8 million, or 5.1%, to $224.9 million for the three months ended June 25, 2016, compared with $214.1 million for the three months ended June 27, 2015.
Gross profit of $107.8 million was down 0.4% from $108.3 million in second quarter 2015. Gross profit as a percentage of net sales was 32.4% in second quarter 2016, compared to 33.6% in 2015. The decrease was primarily due to lower product margins as a result of greater promotional activity and loyalty redemptions, occupancy deleverage and weaker performance at Nutri-Force.
Selling, general and administrative expenses (SG&A), including operating payroll and related benefits, advertising expense and depreciation and amortization increased $2.4 million, or 2.8%, to $87.1 million for the quarter ended June 25, 2016, compared with $84.7 million for the quarter ended June 27, 2015. SG&A includes approximately $1.5 million of professional fees related to implementation of the Company’s cost reduction initiatives as well as $1.9 million related to the closure of the Canadian stores. SG&A for second quarter 2015 included total costs of $4.0 million related to management realignment, bad debt reserve and integration related expenses. Excluding these items for both periods, SG&A as a percent of revenue was 25.2% in second quarter 2016 and 25.0% in second quarter 2015. This increase in SG&A rate was mainly driven by higher store payroll & benefits and marketing expenditures partially offset by lower corporate costs. (For further information on adjustments see Table 4 at the end of this release.)
Second quarter results also includes benefits from the company’s cost reduction project of approximately $2.5 million. The company has been implementing various cost initiatives since 2015 focused on reducing costs of goods sold and SG&A across the organization. In 2016, outside consultants were engaged to help identify and drive additional opportunities. During the quarter, the company identified additional savings potential with an estimated value of at least $10 million annualized, and is now targeting total annualized savings of $22.5 million with the majority being realized in 2017.
Income from operations in second quarter 2016 of $20.7 million compared to $23.6 million in the same period of the prior year. As a percentage of net sales, income from operations was 6.2% for second quarter 2016 compared with 7.3% for second quarter 2015. Adjusted for the items noted in the preceding paragraph, income from operations as a percentage of sales was 7.2% in second quarter 2016 and 8.5% in second quarter 2015 (See Table 4).
Net income was $10.4 million for second quarter 2016 compared to $14.2 million in the same period of the prior year. Reported earnings per diluted share were $0.44 in second quarter 2016 compared with $0.48 in second quarter 2015. EPS, on an adjusted basis (for the items described in Table 4) was $0.55 for second quarter 2016 and $0.57 for second quarter 2015.
Balance Sheet and Cash Flow
Cash and equivalents at June 25, 2016 were $2.0 million. At quarter end, the Company had $15.0 million drawn on the revolving line of credit and a convertible notes liability of $118.1 million.
Capital expenditures were $9.3 million in the quarter. Funds were primarily expended on new stores, supply chain, digital and other IT investments.
During the quarter, the Company repurchased 0.3 million shares of its common stock, or 1.3% of the shares outstanding, for a total purchase price of $8.7 million.

2016 Outlook
Management expects the following for 2016, on a 53-week basis, reflecting both second quarter 2016 results and a more volatile competitive environment.

•	Total comparable sales growth expected to be flat to slightly negative;

•	Approximately 30 new stores;

•
Adjusted Earnings per diluted share in the range of $2.10 to $2.30 for the full-year of 2016. This excludes the impact of certain costs associated with the Company’s strategic initiatives, and GAAP fully diluted earnings per share in the range of $1.83 - $2.03. (See Table 5).

•	Capital expenditures of approximately $40 million.
Non-GAAP Financial Measures
Adjusted information is non-GAAP financial information. These supplemental non-GAAP measures should not be considered superior to, or a substitute for, and should be considered in conjunction with the GAAP financial measures presented. We believe such non-GAAP financial information provides additional perspective regarding how we evaluate our financial results and what we consider to be the core operating performance of our business. Accordingly, we believe this supplemental information will enhance the understanding of readers of trends in our historical results. The Company provides a reconciliation of adjusted financial information to the most directly comparable financial measures calculated and presented in accordance with GAAP in Tables 4 and 5.
Webcast
Management will host a conference call to discuss the second quarter 2016 results at 8:30a.m. Eastern Time (ET) today. Interested investors and other parties may listen to the simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.vitaminshoppe.com. A telephonic replay will be available beginning at 11:30a.m. ET on August 3, 2016 and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international callers. The passcode for the replay is 8649945.The telephonic replay will be available until 11:59 p.m. ET on August 10, 2016. The webcast will also be archived on the company’s website at www.vitaminshoppe.com in the investor relations section.
About the Vitamin Shoppe, Inc. (NYSE:VSI)
Vitamin Shoppe is a multi-channel, specialty retailer and contract manufacturer of nutritional products based in Secaucus, New Jersey. In its stores and on its website, the Company carries a comprehensive retail assortment including: vitamins, minerals, specialty supplements, herbs, sports nutrition, homeopathic remedies, green living products, and beauty aids. In addition to offering products from approximately 850 national brands, the Vitamin Shoppe also carries products under The Vitamin Shoppe®, BodyTech®, True Athlete®, MyTrition®, plnt®, ProBioCare®, Next Step® and Betancourt Nutrition® brands. The Vitamin Shoppe conducts business through more than 750 company-operated retail stores under The Vitamin Shoppe and Super Supplements retail banners, and primarily through its website, www.vitaminshoppe.com. Follow the Vitamin Shoppe on Facebook at http://www.facebook.com/THEVITAMINSHOPPE and on Twitter at http://twitter.com/VitaminShoppe.
Forward Looking Statements
This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements under the caption "2016 Outlook", statements regarding future financial results and performance, share repurchases, future business prospects, revenue, new stores, product offerings, integration of acquisitions, working capital, liquidity, capital expenditures, capital needs and interest costs, industry based factors, including the level of competition in the vitamin, mineral and supplement industry, continued demand from the primary markets the Company serves, consumer perception of the Company’s products, the availability of raw materials, as well as economic conditions generally and factors more specific to the Company such as compliance with manufacturing regulations, certifications and practices and restrictions imposed by the Company’s revolving credit facility, including financial covenants and limitations on the Company’s ability to incur additional indebtedness and the Company’s future capital requirements, and other risks, uncertainties and factors set forth under Item 1A., entitled “Risk Factors”, in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2015 and in the Company’s other reports and documents filed with the SEC. These forward-looking statements can be identified by the use of words such as “outlook”, “believes”, “expects”, “potential”, “continues”, “may”, “will”, “should”, “seeks”, “predicts”, “intends”, “plans”, “estimates”, “anticipates”, “target”, “could” or the negative version of these words or other comparable words.  These statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including, among others the strength of the economy, changes in the overall level of consumer spending, the performance of the Company's products within the prevailing retail environment, trade restrictions, availability of suitable store locations at appropriate terms, the availability of raw material and other specific factors discussed herein and in other Company SEC filings (including reports on Forms 10-K and 10-Q filed with the SEC).  The Company believes that all forward-looking statements are based on reasonable assumptions when made; however, it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes with certainty and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

Investor and Analyst Contact	Media Contact
Kathleen Heaney	Meghan Biango
646-912-3844 OR 201-552-6430	201-552-6017
ir@vitaminshoppe.com	meghan.biango@vitaminshoppe.com

TABLE 1
VITAMIN SHOPPE, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 25, 2016	June 27, 2015	June 25, 2016	June 27, 2015
Net sales	$332,717	$322,338	$669,491	$659,173
Cost of goods sold	224,893	214,078	445,420	436,264
Gross profit	107,824	108,260	224,071	222,909
Selling, general and administrative expenses	87,100	84,696	176,085	168,390
Income from operations	20,724	23,564	47,986	54,519
Interest expense, net	2,352	179	4,614	343
Income before provision for income taxes	18,372	23,385	43,372	54,176
Provision for income taxes	7,939	9,144	18,157	21,235
Net income	$10,433	$14,241	$25,215	$32,941

Weighted average common shares outstanding
Basic	23,763,934	29,230,046	24,283,135	29,363,823
Diluted	23,938,978	29,455,455	24,474,018	29,661,400
Net income per common share
Basic	$0.44	$0.49	$1.04	$1.12
Diluted	$0.44	$0.48	$1.03	$1.11

TABLE 2
VITAMIN SHOPPE, INC. AND SUBSIDIARY
SEGMENT DATA, KEY PERFORMANCE INDICATORS AND STORE INFO
($ in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 25, 2016	June 27, 2015	June 25, 2016	June 27, 2015
Net sales:
Retail	$288,290	$278,200	$576,302	$566,183
Direct	32,773	30,346	68,625	65,190
Manufacturing	20,778	24,664	41,338	46,492
Segment net sales	341,841	333,210	686,265	677,865
Elimination of intersegment revenues	(9,124)	(10,872)	(16,774)	(18,692)
Net sales	$332,717	$322,338	$669,491	$659,173

Income from operations:
Retail	$50,469	$51,613	$107,132	$107,672
Direct	4,500	5,587	9,686	10,652
Manufacturing	(1,822)	(1,510)	(2,084)	(1,211)
Corporate costs	(32,423)	(32,126)	(66,748)	(62,594)
Income from operations	$20,724	$23,564	$47,986	$54,519

Increase (Decrease) in total comparable net sales	1.6%	(1.1)%	(0.2)%	0.1%
Increase (Decrease) in comparable store net sales	0.8%	(0.6)%	(0.9)%	0.5%
Increase (Decrease) in e-commerce comparable net sales	9.4%	(6.0)%	6.4%	(3.3)%

Gross profit as a percent of net sales	32.4%	33.6%	33.5%	33.8%
Income from operations as a percent of net sales	6.2%	7.3%	7.2%	8.3%

Capital Expenditures	$9,324	$9,252	$21,005	$20,526
Depreciation and Amortization	$9,377	$9,523	$19,440	$18,750

Store Data:
Stores open at beginning of period	766	725	758	717
Stores opened	9	13	18	24
Stores closed	(4)	(4)	(5)	(7)
Stores open at end of period	771	734	771	734

Total retail square footage at end of period (in thousands)	2,701	2,595	2,701	2,595

TABLE 3
VITAMIN SHOPPE, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	June 25, 2016	December 26, 2015
ASSETS
Current assets:
Cash and cash equivalents	$1,992	$15,104
Accounts receivable, net of allowance of $941 and $897 in 2016 and 2015, respectively	5,381	7,437
Inventories	230,256	226,830
Prepaid expenses and other current assets	30,636	25,194
Total current assets	268,265	274,565
Property and equipment, net of accumulated depreciation and amortization of $288,110 and $274,222 in 2016 and 2015, respectively	139,769	140,158
Goodwill	243,269	243,269
Other intangibles, net	86,623	87,270
Other assets	2,606	3,429
Total assets	$740,532	$748,691

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving credit facility	$15,000	$8,000
Accounts payable	56,151	41,217
Accrued expenses and other current liabilities	58,187	68,259
Total current liabilities	129,338	117,476
Convertible notes, net	118,067	115,410
Deferred rent	38,921	39,889
Other long-term liabilities	1,901	615

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.01 par value; 250,000,000 shares authorized and no shares issued and outstanding at June 25, 2016 and December 26, 2015	—	—
Common stock, $0.01 par value; 400,000,000 shares authorized, 24,125,183 shares issued and 23,972,349 shares outstanding at June 25, 2016, and 25,993,715 shares issued and 25,873,581 shares outstanding at December 26, 2015	241	260
Additional paid-in capital	92,549	139,827
Treasury stock, at cost; 152,834 shares at June 25, 2016 and 120,134 shares at December 26, 2015	(6,199)	(5,225)
Accumulated other comprehensive loss	—	(60)
Retained earnings	365,714	340,499
Total stockholders’ equity	452,305	475,301
Total liabilities and stockholders' equity	$740,532	$748,691

TABLE 4
VITAMIN SHOPPE, INC. AND SUBSIDIARY
SUPPLEMENTAL OPERATING DATA
(Unaudited)

Amounts in millions except per share data
Figures may not sum due to rounding
	Gross		Operating	Net	Diluted
	Profit	SG&A	Income	Income	EPS
Three months ended June 25, 2016:
As Reported	$107.8	$87.1	$20.7	$10.4	$0.44
Canada stores closing costs (1)	—	(1.9)	1.9	1.9	0.08
Cost reduction project (2)	—	(1.5)	1.5	0.9	0.04
As Adjusted	$107.8	$83.7	$24.1	$13.2	$0.55

Three months ended June 27, 2015:
As Reported	$108.3	$84.7	$23.6	$14.2	$0.48
Management realignment charges (3)	—	(2.2)	2.2	1.3	0.05
Account receivable bad debt reserve charge (4)	—	(1.4)	1.4	0.8	0.03
Integration costs (5)	—	(0.4)	0.4	0.3	0.01
As Adjusted	$108.3	$80.7	$27.5	$16.7	$0.57

Six months ended June 25, 2016:
As Reported	$224.1	$176.1	$48.0	$25.2	$1.03
Canada stores closing costs (1)	(0.2)	(3.0)	2.8	2.8	0.11
Cost reduction project (2)	—	(1.5)	1.5	0.9	0.04
Super Supplements conversion costs (6)	(0.2)	(1.3)	1.0	0.6	0.03
Reinvention strategy costs (7)	—	(0.5)	0.5	0.3	0.01
As Adjusted	$223.7	$169.8	$53.9	$29.9	$1.22

Six months ended June 27, 2015:
As Reported	$222.9	$168.4	$54.5	$32.9	$1.11
Management realignment charges (3)	—	(2.2)	2.2	1.3	0.05
Account receivable bad debt reserve charge (4)	—	(1.4)	1.4	0.8	0.03
Integration costs (5)	—	(0.8)	0.8	0.5	0.02
As Adjusted	$222.9	$164.1	$58.8	$35.6	$1.20

(1) Costs primarily include lease termination charges.
(2) Outside consulting costs relating to a project to identify and implement cost reduction opportunities.
(3) Management realignment charges primarily consist of severance, sign-on bonuses, recruiting and relocation costs.
(4) Charge for accounts receivable for one wholesale customer which were deemed uncollectible.
(5) Represents integration costs related to the acquisition of Nutri-Force, consisting primarily of professional fees.
(6) Costs primarily related to the closure of the Seattle distribution center.
(7) The costs represent outside consultants fees in connection with the Company's "reinvention strategy".

TABLE 5
VITAMIN SHOPPE, INC. AND SUBSIDIARY
ADJUSTED EARNINGS PER SHARE GUIDANCE
(Unaudited)

Figures may not sum due to rounding
Fiscal Year Ended December 31, 2016 (Projected)

Diluted EPS - GAAP basis	$ 1.83 to $ 2.03
Canada stores closing costs	0.11
Cost reduction project	0.11
Super Supplements conversion costs	0.03
Reinvention strategy costs	0.01
Diluted EPS - Non-GAAP basis*	$ 2.10 to $ 2.30

* The adjustments to GAAP basis EPS represent the full year impact of the amounts referenced in Table 4 for the six months ended June 25, 2016 and $3.0 million (pre-tax) in costs estimated to be incurred during the balance of fiscal year 2016 for the Cost Reduction Project.